Exhibit 23.1

Board of Directors

Westwood Holdings Group, Inc.

We consent to the inclusion in the current report on Form 8-K/A (File No. 001-31234) of our report dated April 6, 2010, on our audits of the financial statements and financial statement schedules of McCarthy Group Advisors, L.L.C. as of December 31, 2009 and 2008.

/s/ BKD LLP

Omaha, Nebraska

February 3, 2011